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                COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES


                                   Exhibit 14


                      CODE OF BUSINESS CONDUCT AND ETHICS


INTRODUCTION

         Comprehensive Care Corporation and its subsidiaries (the "Company") is committed to the principle of honest and ethical conduct in all aspects of its business. With the adoption of the Sarbanes-Oxley Act of 2002, and rules adopted by the Securities and Exchange Commission (the "Commission"), all publicly held companies have been encouraged to adopt and make available to the public written codes of conduct and ethics. The Code of Business Conduct and Ethics (the "Code") to follow is intended to be a codification of the business and ethical principles which have been a part of the Company, and is intended, among other things to promote:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

         - full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

         - compliance with applicable governmental laws, rules and regulations;

         - the prompt internal reporting of Code violations to an appropriate person or persons identified in the Code; and

         -        accountability for adherence to the Code.

         This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All Company employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, the Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         If a law conflicts with a policy in this Code, the employee must comply with the law; however, if a local custom or policy conflicts with this Code, the employee must comply with the Code. If an employee has any questions about these conflicts, the employee should ask his or her supervisor how to handle the situation.

         Any employee who violates the standards in this Code will be subject to disciplinary action. If an employee is in a situation that the employee believes may violate or lead to a violation of this Code, the employee should follow the guidelines described in Section 14 of this Code.


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1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states, and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

         The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

         As noted, the Company is subject to various federal and state laws which govern various aspects of all businesses generally. A few examples, not intended to be all inclusive, are laws which regulate conduct in the workplace, i.e. sexual harassment laws and laws which prohibit discrimination based on age, sex, race, national origin or the like.

         As a publicly held company, we are subject to significant regulation under the federal securities laws. Again, an example is our obligation to timely and accurately file all reports that we are required to file with the Securities and Exchange Commission, including the accurate filing of required financial information.

         Given the fact that we are a healthcare company, we are subject to extensive and evolving federal and state regulations. These regulations range from licensure and compliance with regulations related to insurance companies and other risk-assuming entities, to licensure and compliance with regulations related to healthcare providers. These laws and regulations may vary considerably among states. As a result, the Company may be subject to the specific regulatory approach adopted by each state for regulation of managed care companies and for providers of behavioral healthcare treatment services. We are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). The purpose of the HIPAA provisions is to improve the efficiency and effectiveness of the healthcare system through standardization of the electronic data interchange of certain administrative and financial transactions and, also, to protect the security and privacy of transmitted information. Entities subject to HIPAA include all healthcare providers and all healthcare plans.

         Various of our departments have applicable policies and procedures through which our managers, in conjunction with our senior management, assist the Company as part of their functions in complying with all applicable laws and regulations. We expect all of our employees to cooperate in this respect and observe the policies and procedures set out by managers with respect to legal compliance. Where an employee reasonably believes that the Company is not compliant with any law or regulation, we encourage our employees to bring that matter up directly with the employee's immediate supervisor and, if the matter is not ultimately resolved by either a reasonable explanation or action taken to rectify any non-compliance, we encourage the employee to bring the matter directly to the attention of the Company's Chairman or the Company's President. With respect to financial matters in particular, and not just confined to those of our employees performing accounting or internal


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auditing functions, the Company's policy is that, where any employee believes that the Company has or is about to engage in any financial irregularity or impropriety, that the matter be brought to the attention of the Chairman of our Audit Committee. This may be done anonymously and without fear of reprisal of any sort. The Company's Audit Committee has separately prepared and distributed to all Company employees on April 15, 2003 its Employee Complaint Procedures for Accounting and Auditing Matters. Any complaint directed to the Chairman of the Audit Committee may be forwarded through an e-mail (gene@froelichcentral.com) or via fax at (818) 990-7130.

2.       FINANCIAL INFORMATION AND DEALINGS WITH EXTERNAL AUDITORS

         The honest and accurate recording and reporting of financial information is of critical importance to the Company. This is not only essential in order for senior management to make informed responsible business decisions, but is essential to the Company's ability to file accurate financial reports with the Securities and Exchange Commission; to enable the Company to comply with various laws relating to the maintenance of books and records and financial reporting; to enable the Chief Executive Officer and Chief Financial Officer of the Company to make their necessary certifications in connection with the periodic filing by the Company of financial information; and to inform the stockholders of the Company and the investing public of accurate financial information of the Company.

         No employee shall falsify the books and records of the Company or otherwise knowingly circumvent or fail to implement the internal accounting controls of the Company as now existing or as may be modified, revised, amended or supplemented.

         The external auditors of the Company play an integral role in the financial reporting process through their annual examination and report on the Company's financial statements and their review of periodic reports of the Company. Open and honest fair dealings with our external auditors is therefore essential. No employee of the Company, whether an officer, director or part of the Company's accounting department shall make any false or misleading statement to any external auditor of the Company in connection with an audit or examination of the financial statements of the Company or the preparation or filing of any document or report. Similarly, no employee of the Company shall engage in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any financial statements of the Company.

3.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when an individual's private interest interferes in any way - or even appears to conflict - with the interests of the Company as a whole. A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.


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         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. An employee is not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, or competitors, except on the Company's behalf.

         Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if a question arises, the employee you should consult with higher levels of management. Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 14 of this Code.

4.       INSIDER TRADING

         Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If a question arises, the employee should consult the Company's Chief Financial Officer. The Company has separately prepared and distributed to its employees a Statement of Company Policy, revised as of November 22, 2002, relating to securities trades by Company personnel.

5.       CORPORATE OPPORTUNITIES

         Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.       COMPETITION AND FAIR DEALING

         The Company seeks to outperform competitors fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors, and employees. No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.



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         To maintain the Company's valuable reputation, compliance with the
Company's quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company's products and services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided, or accepted by any Company employee, family member of an employee, or agent unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations. An employee should discuss with his or her supervisor any gifts or proposed gifts that the employee is not certain are appropriate.

7.       DISCRIMINATION AND HARASSMENT

         The diversity of the Company's employees is a tremendous asset. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

8.       HEALTH AND SAFETY

         The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

9.       RECORD-KEEPING

         All of the Company's books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions, and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications should always be retained and not destroyed unless in accordance with to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees must consult with the Company's Chief Financial Officer before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.


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10.      CONFIDENTIALITY

         Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

11.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees, officers, and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.      MAKING OF IMPROPER PAYMENTS

         HMOs that the Company services as a behavioral care provider provide benefits to eligible members in connection with Medicaid or Medicare. State and federal law prohibits the making of any payment or the giving of anything of value as an inducement to get Medicare or Medicaid related business. Likewise, the making of any payment or the giving of anything of value by any participant in our provider network would likewise be viewed as being both illegal and unethical.

13.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to stockholders as required by law or stock exchange regulation.

14.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations, or this Code of Business Conduct to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of



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misconduct.

15.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

         - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

         - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your operations manager or your Human Resources manager. If that also is not appropriate, address your concerns to the Company's Chief Executive Officer ("CEO") or Chief Financial Officer ("CFO") by calling Company headquarters or by writing to the CEO or CFO at 200 South Hoover Blvd., Suite 200, Tampa, FL 33609.

         - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         - Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.


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